Exhibit 99.1

Hillenbrand Reports Fiscal First Quarter 2023 Results; Fiscal 2023 Guidance Updated to Reflect Batesville Sale
Highlights:
•Completed transformation into a pure-play industrial company with closing previously announced sale of Batesville business segment on February 1, 2023; Batesville financial results reported as discontinued operations for all periods presented
•Revenue from continuing operations of $656 million in the quarter increased 16% compared to prior year; organic revenue from continuing operations increased 4%
•GAAP EPS from continuing operations of $0.35 increased 21% compared to the prior year; adjusted EPS from continuing operations of $0.70 increased 25%; total adjusted EPS, including Batesville, was $1.00, compared to guidance of $0.85 – $0.93
•Backlog of $1.96 billion increased 14%, or 5% organically compared to prior year
•Updated Outlook: FY23 adjusted EPS from continuing operations of $3.25 - $3.55; Fiscal Q2 adjusted EPS from continuing operations of $0.65 - $0.73

BATESVILLE, Ind., February 8, 2023 --/PRNewswire/ --Hillenbrand, Inc. (NYSE: HI) reported results for the first quarter, which ended December 31, 2022.

“We delivered a solid start to fiscal 2023, with revenue from our Advanced Process Solutions segment coming in stronger than expected driven by healthy demand in our base business as well as in our recent acquisitions,” said Kim Ryan, President and Chief Executive Officer of Hillenbrand. “We remain in a challenging macroeconomic environment, with continued delays in customer decisions impacting orders within our Molding Technology Solutions segment. As we navigate this period of macro uncertainty, we remain focused on deploying the Hillenbrand Operating Model to manage costs and drive operational improvements. With the completion of our sale of Batesville, we are back within our net leverage targets and well-positioned as a pure-play industrial leader to drive long-term, profitable growth.”

First Quarter 2023 Results of Continuing Operations
Revenue from continuing operations of $656 million increased 16% compared to the prior year, largely due to acquisitions. On an organic basis, which excludes the impacts of the Linxis, Herbold, Peerless, and Gabler acquisitions, the TerraSource Global divestiture, and foreign currency exchange, revenue increased 4% year over year, primarily due to higher aftermarket parts and service revenue and favorable pricing.

Net income from continuing operations was $27 million, or $0.35 per share, an increase of 21% compared to the prior year. Adjusted net income from continuing operations of $49 million resulted in adjusted EPS of $0.70, an increase of $0.14, or 25%, primarily due to pricing and productivity improvements, the impact of acquisitions, fewer shares outstanding, and a lower tax rate, partially offset by inflation, an increase in strategic investments, unfavorable foreign currency translation, and higher interest expense. The adjusted effective tax rate for the quarter was 25%, a decrease of 520 basis points primarily due to the recognition of a discrete tax benefit related to the approval of a tax incentive in China for high-tech companies.

Adjusted EBITDA of $101 million increased 13% year over year, or 3% on an organic basis, as favorable pricing and productivity improvements were partially offset by cost inflation and an increase in strategic investments. Adjusted EBITDA margin of 15.4% decreased 40 basis points, primarily due to inflation.

Advanced Process Solutions (APS)
Revenue of $413 million increased 30% compared to the prior year, largely due to acquisitions. On an organic basis, revenue increased 5% year over year, primarily due to higher aftermarket parts and service revenue and favorable pricing.

Adjusted EBITDA of $71 million increased 31% year over year, largely due to acquisitions. On an organic basis, adjusted EBITDA increased 9%, as favorable pricing and productivity improvements were partially offset by cost inflation and an increase in strategic investments. Adjusted EBITDA margin of 17.3% increased 10 basis points, while organic adjusted EBITDA margin of 18.1% improved 70 basis points.

Backlog of $1.63 billion increased 23% compared to the prior year. On an organic basis, backlog increased 11%, primarily driven by increased demand for large plastics projects and aftermarket parts and service. Sequentially, backlog increased 16%, or essentially flat on an organic basis.

Molding Technology Solutions (MTS)
Revenue of $243 million decreased 2% year over year, but increased 2% on an organic basis, as favorable pricing and higher aftermarket parts and service revenue were partially offset by a decrease in hot runner sales.

Adjusted EBITDA of $43 million decreased 17%, or 11% on an organic basis. Adjusted EBITDA margin of 17.7% decreased 310 basis points as inflation, unfavorable mix, and unfavorable fixed cost leverage from lower volume offset favorable pricing.

Backlog of $334 million decreased 18% compared to the prior year primarily due to the execution of existing backlog and a decrease in orders for injection molding and extrusion equipment. Sequentially, backlog decreased 8%.

Balance Sheet, Cash Flow and Capital Allocation
Operating cash flow from continuing operations reflected a use of cash of $6 million, a decrease of $26 million compared to prior year, primarily due to lower customer advances within Molding Technology Solutions. Capital expenditures were approximately $15 million in the quarter. During the quarter, the Company paid approximately $15 million in quarterly dividends.

As of December 31, 2022, net debt was $1,706 million, and the net debt to pro forma adjusted EBITDA ratio was 2.9x. Liquidity was approximately $689 million, including $195 million in cash on hand and the remainder available under our revolving credit facility.

On February 1, 2023, the Company closed the previously announced sale of Batesville to LongRange Capital for $761.5 million, which included an $11.5 million subordinated note. At closing, after applicable adjustments, we received pre-tax cash proceeds of $698 million and the $11.5 million subordinated note. Following further customary closing adjustments, the Company expects after tax net proceeds of approximately $530 million, which it plans to use for existing debt reduction. Including the debt reduction from the Batesville sale net proceeds, pro forma net debt to adjusted EBITDA ratio (net leverage) would be 2.6x as of December 31, 2022.

Updated Fiscal 2023 Outlook - Continuing Operations
Hillenbrand is providing updated annual guidance for fiscal year 2023 and quarterly adjusted EPS guidance for fiscal Q2 on a continuing operations basis. The Batesville segment performance is not reflected in this updated guidance, as it is being reported as discontinued operations. The Company is raising its overall estimates for annual revenue, adjusted EBITDA, and adjusted EPS to reflect more favorable foreign currency estimates and the acquisition of Peerless, partially offset by lower expected performance for Molding Technology Solutions due to the impact of continuing delays in customer orders.

Previous Guidance Bridge ($M, except for Adj. EPS)	Revenue	Adj. EBITDA	Adj. EPS
Previous FY23 Guidance	$3,275 - $3,405	$569 - $625	$4.10 - $4.50
Impact from Batesville Divestiture (including interest expense benefit from debt reduction with net proceeds from sale)	$600 - $610	$117 - $125	$0.95 - $1.00
Implied Previous FY23 Guidance - Continuing Operations	$2,675 - $2,795	$452 - $500	$3.15 - $3.50

Updated Revenue Outlook ($M)	FY 2023 Range	YOY %
Advanced Process Solutions	$1,790 - $1,840	41% - 45%
Molding Technology Solutions	$980 - $1,020	(6%) - (2%)
Hillenbrand - Continuing Operations	$2,770 - $2,860	20% - 24%

Updated Adj. EBITDA Outlook	FY 2023 Range	YOY bps / %

Advanced Process Solutions	19.0% - 20.0%	(60) - 40 bps
Molding Technology Solutions	19.0% - 20.0%	(170) - (70) bps
Hillenbrand - Continuing Operations ($M)	$464 - $506	16% - 26%

Updated Adj. EPS Outlook	FY 2023 Range	YOY %	Fiscal Q2 Range
Hillenbrand - Continuing Operations	$3.25 - $3.55	20% - 31%	$0.65 - $0.73
Note: Year-over-Year (“YOY”) growth figures presented in the guidance table above are on a continuing operations basis, which exclude the discontinued operations of Batesville.

Conference Call Information
Date/Time: Thursday, February 9, 2023, 8:00 a.m. ET
Dial-In for U.S. and Canada: 1-877-407-8012
Dial-In for International: +1-412-902-1013
Conference call ID number: 13735372
Webcast link: http://ir.hillenbrand.com under the News & Events tab (archived through Friday, March 10, 2023)

Replay - Conference Call
Date/Time: Available until midnight ET, Thursday, February 23, 2023
Replay ID number: 13735372
Dial-In for U.S. and Canada: 1-877-660-6853
Dial-In for International: +1-201-612-7415

Hillenbrand’s financial statements on Form 10-Q are expected to be filed jointly with this release and will be made available on the company’s website (https://ir.hillenbrand.com).

In addition to the financial measures prepared in accordance with United States generally accepted accounting principles (GAAP), this earnings release also contains non-GAAP operating performance measures. These non-GAAP measures are referred to as “adjusted” measures and exclude the following items:

•business acquisition, disposition, and integration costs;
•restructuring and restructuring-related charges;
•intangible asset amortization;
•inventory step-up charges;
•certain debt financing activities;
•gains and losses on divestitures;
•other individually immaterial one-time costs;
•the related income tax impact for all of these items; and
•certain tax items related to the divestiture of TerraSource, the revaluation of deferred tax balances resulting from fluctuations in currency exchange rates and non-routine changes in tax rates for certain foreign jurisdictions, and the impact that the Molding Technology Solutions reportable operating segment’s loss carryforward attributes have on tax provisions related to the imposition of tax on Global Intangible Low-Taxed Income (GILTI) earned by certain foreign subsidiaries, the Foreign Derived Intangible Income Deduction (FDII), and the Base Erosion and Anti-Abuse Tax (BEAT).

Refer to the Reconciliation of Non-GAAP Measures for further information on these adjustments. Non-GAAP information is provided as a supplement to, not as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP.

Hillenbrand uses this non-GAAP information internally to measure operating segment performance and make operating decisions and believes it is helpful to investors because it allows more meaningful period-to-period comparisons of ongoing operating results. The information can also be used to perform trend analysis and to better identify operating trends that may otherwise be masked or distorted by items such as the above excluded items. Hillenbrand believes this information provides a higher degree of transparency.

One important non-GAAP measure Hillenbrand uses is adjusted earnings before interest, income tax, depreciation, and amortization (“adjusted EBITDA”). A part of our strategy is to pursue acquisitions that strengthen or establish leadership positions in key markets. Given that strategy, it is a natural consequence to incur related expenses, such as amortization from acquired intangible assets and additional interest expense from debt-funded acquisitions. Accordingly, we use adjusted EBITDA, among other measures, to monitor our business performance. We also use “adjusted net income” and “adjusted diluted earnings per share (EPS),” which are defined as net income and earnings per share, respectively, each excluding items described in connection with adjusted EBITDA. Adjusted EBITDA, adjusted net income, and adjusted diluted EPS are not recognized terms under GAAP and therefore do not purport to be alternatives to net income or to diluted EPS, as applicable. Further, Hillenbrand’s measures of adjusted EBITDA, adjusted net income, and adjusted diluted EPS may not be comparable to similarly titled measures of other companies.

Organic revenue and organic adjusted EBITDA are defined respectively as net revenue and adjusted EBITDA excluding net revenue and adjusted EBITDA directly attributable to TerraSource, which was divested on October 22, 2021, as well as recent acquisitions, including Linxis, Herbold Meckesheim, Peerless Food Equipment, and Gabler Engineering, and adjusting for the effects of foreign currency exchange. In addition, the ratio of net debt to pro forma adjusted EBITDA is a key financial measure that is used by management to assess Hillenbrand’s borrowing capacity (and is calculated as the ratio of total debt less cash and cash equivalents to the trailing twelve months pro forma adjusted EBITDA). Hillenbrand uses organic and pro forma measures to assess performance of its reportable operating segments and the Company in total without the impact of recent acquisitions and divestitures.

Hillenbrand calculates the foreign currency impact on net revenue, adjusted EBITDA, and backlog in order to better measure the comparability of results between periods. We calculate the foreign currency impact by translating current year results at prior year foreign exchange rates. This information is provided because exchange rates can distort the underlying change in sales, either positively or negatively.

Another important operational measure used is backlog.  Backlog is not a term recognized under GAAP; however, it is a common measurement used in industries with extended lead times for order fulfillment (long-term contracts), like those in which our reportable operating segments compete. Backlog represents the amount of consolidated net revenue that we expect to realize on contracts awarded to our reportable operating segments.  For purposes of calculating backlog, 100% of estimated net revenue attributable to consolidated subsidiaries is included.  Backlog includes expected net revenue from large systems and equipment, as well as aftermarket parts, components, and service. The length of time that projects remain in backlog can span from days for aftermarket parts or service to approximately 18 to 24 months for larger system sales within the Advanced Process Solutions reportable operating segment. The majority of the backlog within the Molding Technology Solutions reportable operating segment is expected to be fulfilled within the next twelve months. Backlog includes expected net revenue from the remaining portion of firm orders not yet completed, as well as net revenue from change orders to the extent that they are reasonably expected to be realized.  We include in backlog the full contract award, including awards subject to further customer approvals, which we expect to result in revenue in future periods.  In accordance with industry practice, our contracts may include provisions for cancellation, termination, or suspension at the discretion of the customer.

Hillenbrand expects that future net revenue associated with our reportable operating segments will be influenced by order backlog because of the lead time involved in fulfilling engineered-to-order equipment for customers. Although backlog can be an indicator of future net revenue, it does not include projects and parts orders that are booked and shipped within the same quarter. The timing of order placement, size, extent of customization, and customer delivery dates can create fluctuations in backlog and net revenue. Net revenue attributable to backlog may also be affected by foreign exchange fluctuations for orders denominated in currencies other than U.S. dollars.

See below for a reconciliation from GAAP operating performance measures to the most directly comparable non-GAAP (adjusted) performance measures. Given that backlog is an operational measure and that the Company’s methodology for calculating backlog does not meet the definition of a non-GAAP measure, as that term is defined by the U.S. Securities and Exchange Commission, a quantitative reconciliation is not required or provided. In addition, forward-looking revenue, adjusted EBITDA, and adjusted earnings per share for fiscal 2023 exclude potential charges or gains that may be recorded during the fiscal year, including among other things, items described above in connection with these and other “adjusted” measures. Hillenbrand thus also does not attempt to provide reconciliations of such forward-looking non-GAAP earnings guidance to the comparable GAAP measure, as permitted by Item 10(e)(1)(i)(B) of Regulation S-K, because the impact and timing of these potential charges or gains is inherently uncertain and difficult to predict and is unavailable without unreasonable efforts. In addition, the Company believes such reconciliations would imply a degree of precision and certainty that could be confusing to investors. Such items could have a substantial impact on GAAP measures of Hillenbrand’s financial performance.

Hillenbrand, Inc.
Consolidated Statements of Operations (Unaudited)
(in millions, except per share data)

	Three Months Ended December 31,
	2022	2021
Net revenue	$655.7	$565.9
Cost of goods sold	444.8	384.1
Gross profit	210.9	181.8
Operating expenses	142.3	112.0
Amortization expense	19.1	13.7
Loss on divestiture	—	3.1
Interest expense	23.3	17.9
Other income, net	(2.9)	(0.4)
Income from continuing operations before income taxes	29.1	35.5
Income tax expense	2.3	13.3
Income from continuing operations	26.8	22.2
Income from discontinued operations (net of income tax expense)	21.0	27.9
Consolidated net income	47.8	50.1
Less: Net income attributable to noncontrolling interests	2.3	1.1
Net income attributable to Hillenbrand	$45.5	$49.0

Earnings Per Share
Basic earnings per share
Income from continuing operations attributable to Hillenbrand	$0.36	$0.29
Income from discontinued operations	0.30	0.38
Net income attributable to Hillenbrand	$0.66	$0.67
Diluted earnings per share
Income from continuing operations attributable to Hillenbrand	$0.35	$0.29
Income from discontinued operations	0.30	0.38
Net income attributable to Hillenbrand	$0.65	$0.67
Weighted average shares outstanding (basic)	69.4	72.7
Weighted average shares outstanding (diluted)	69.8	73.5

Cash dividends per share	$0.22	$0.2175

Condensed Consolidated Statements of Cash Flows
(in millions)

	Three Months Ended December 31,
	2022	2021
Cash flows (used in) provided by:
Operating activities from continuing operations	$(5.6)	$20.3
Investing activities from continuing operations	(642.0)	(12.1)
Financing activities from continuing operations	610.3	(37.4)
Net cash flows from discontinued operations	(5.1)	22.1
Effect of exchange rates on cash and cash equivalents	0.6	4.4
Net cash flows	(41.8)	(2.7)

Cash, cash equivalents, restricted cash, and cash and cash equivalents held for sale:
At beginning of period	237.6	450.9
At end of period	$195.8	$448.2

Reconciliation of Non-GAAP Measures
(in millions, except per share data)

	Three Months Ended December 31,
	2022	2021
Income from continuing operations	$26.8	$22.2
Less: Net income attributable to noncontrolling interests	2.3	1.1
Income from continuing operations attributable to Hillenbrand	24.5	21.1
Business acquisition, disposition, and integration costs (1)	10.7	7.6
Restructuring and restructuring-related charges (2)	1.0	0.7
Inventory step-up charges (3)	8.0	—
Intangible asset amortization (4)	19.1	13.7
Loss on divestiture (5)	—	3.1
Tax adjustments (6)	(3.5)	(0.2)
Tax effect of adjustments (7)	(11.2)	(4.8)
Adjusted net income from continuing operations attributable to Hillenbrand	$48.6	$41.2

Diluted EPS from continuing operations	$0.35	$0.29
Business acquisition, disposition, and integration costs (1)	0.16	0.10
Restructuring and restructuring-related charges (2)	0.01	0.01
Inventory step-up charges (3)	0.12	—
Intangible asset amortization (4)	0.27	0.19
Loss on divestiture (5)	—	0.04
Tax adjustments (6)	(0.05)	—
Tax effect of adjustments (7)	(0.16)	(0.07)
Adjusted Diluted EPS from continuing operations	$0.70	$0.56

(1)Business acquisition, disposition, and integration costs during the three months ended December 31, 2022, primarily included professional fees related to acquisitions and professional fees and employee-related costs attributable to the integration of Milacron. Business acquisition, disposition, and integration costs during the three months ended December 31, 2021, primarily included professional fees and employee-related costs attributable to the integration of Milacron and the divestiture of TerraSource.
(2)Restructuring and restructuring-related charges primarily included severance costs, unrelated to the integration of Milacron, during the three months ended December 31, 2022 and 2021.
(3)The amount during the three months ended December 31, 2022, represents the non-cash charges related to the fair value adjustment of inventories acquired in connection with the acquisitions of Herbold and Linxis.
(4)Intangible assets relate to our acquisition activities and are amortized over their useful lives. The amortization of acquired intangible assets is reported separately in our Consolidated Statements of Operations as amortization expense. The amortization of acquired intangible assets does not impact the core performance of our business operations since this amortization does not directly relate to the sale of our products or services.
(5)The amount during the three months ended December 31, 2021 represents the loss on the divestiture of TerraSource.
(6)For three months ended December 31, 2022 and 2021, this primarily represents the net impact from certain tax items related to the acquisition of Milacron and divestiture of TerraSource.
(7)Represents the tax effect of the adjustments previously identified above.

	Three Months Ended December 31,
	2022	2021
Adjusted EBITDA:
Advanced Process Solutions	$71.3	$54.6
Molding Technology Solutions	43.1	51.8
Corporate	(13.1)	(16.9)
Add:
Income from discontinued operations (net of income tax expense)	21.0	27.9
Less:
Interest income	(1.8)	(0.9)
Interest expense	23.3	17.9
Income tax expense	2.3	13.3
Depreciation and amortization	31.0	25.6
Business acquisition, disposition, and integration costs	10.7	7.6
Inventory step-up charges	8.0	—
Restructuring and restructuring-related charges	1.0	0.7
Loss on divestiture	—	3.1
Consolidated net income	$47.8	$50.1

	Three Months Ended December 31,
	2022	2021
Consolidated net income	$47.8	$50.1
Interest income	(1.8)	(0.9)
Interest expense	23.3	17.9
Income tax expense	2.3	13.3
Depreciation and amortization	31.0	25.6
EBITDA	102.6	106.0
Income from discontinued operations (net of income tax expense)	(21.0)	(27.9)
Business acquisition, disposition, and integration costs	10.7	7.6
Inventory step-up charges	8.0	—
Restructuring and restructuring-related charges	1.0	0.7
Loss on divestiture	—	3.1
Adjusted EBITDA	101.3	89.5
Less: Acquisitions adjusted EBITDA(1)	(15.8)	—
Foreign currency impact	7.1	—
Organic adjusted EBITDA	$92.6	$89.5

Advanced Process Solutions adjusted EBITDA	$71.3	$54.6
Less: Acquisitions adjusted EBITDA(1)	(15.8)	—
Foreign currency impact	4.3	—
Advanced Process Solutions organic adjusted EBITDA	$59.8	$54.6

Molding Technology Solutions adjusted EBITDA	$43.1	$51.8
Foreign currency impact	2.8	—
Molding Technology Solutions organic adjusted EBITDA	$45.9	$51.8

(1)The impact of the acquisitions of Gabler, Herbold, Linxis, and Peerless.

	Three Months Ended December 31,
	2022	2021
Advanced Process Solutions net revenue	$412.8	$317.1
Less: TerraSource Global net revenue(1)	—	(2.4)
Less: Acquisitions(2)	(105.8)	—
Foreign currency impact	23.6	—
Advanced Process Solutions organic net revenue	330.6	314.7
Molding Technology Solutions net revenue	242.9	248.8
Foreign currency impact	11.2	—
Molding Technology Solutions organic net revenue	254.1	248.8
Consolidated organic net revenue	$584.7	$563.5

(1)The TerraSource business, which was included within the Advanced Process Solutions reportable operating segment, was divested on October 22, 2021.
(2)The impact of the acquisitions of Gabler, Herbold, Linxis, and Peerless.

	December 31,	December 31,
	2022	2021
Advanced Process Solutions backlog	$1,625.2	$1,318.4
Less: Acquisitions(1)	(230.9)	—
Foreign currency impact	72.5	—
Advanced Process Solutions organic backlog	1,466.8	1,318.4
Molding Technology Solutions backlog	334.1	406.4
Foreign currency impact	8.1	—
Molding Technology Solutions organic backlog	342.2	406.4
Consolidated organic backlog	$1,809.0	$1,724.8

(1)The impact of the acquisitions of Gabler, Herbold, Linxis, and Peerless.

December 31,
2022
Current portion of long-term debt	$10.0
Long-term debt	1,890.4
Total debt	1,900.4
Less: Cash and cash equivalents	(193.9)
Less: Cash and cash equivalents held for sale	(0.9)
Net debt	$1,705.6

Pro forma adjusted EBITDA for the trailing twelve months ended	$583.6
Ratio of net debt to pro forma adjusted EBITDA	2.9

Forward-Looking Statements

Throughout this earnings release, we make a number of “forward-looking statements” that are within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, and that are intended to be covered by the safe harbor provided under these sections. As the words imply, these are statements about future sales, earnings, cash flow, results of operations, uses of cash, financings, share repurchases, ability to meet deleveraging goals, and other measures of financial performance or potential future plans or events, strategies, objectives, beliefs, prospects, assumptions, expectations, and projected costs or savings or transactions of the Company that might or might not happen in the future, as contrasted with historical information. Forward-looking statements are based on assumptions that we believe are reasonable, but by their very nature are subject to a wide range of risks. If our assumptions prove inaccurate or unknown risks and uncertainties materialize, actual results could vary materially from Hillenbrand’s expectations and projections.

Words that could indicate that we are making forward-looking statements include the following:

intend	believe	plan	expect	may	goal	would	project	position
become	pursue	estimate	will	forecast	continue	could	anticipate	remain
target	encourage	promise	improve	progress	potential	should	impact

This is not an exhaustive list, but is intended to give you an idea of how we try to identify forward-looking statements. The absence of any of these words, however, does not mean that the statement is not forward-looking.

Here is the key point: Forward-looking statements are not guarantees of future performance or events, and actual results or events could differ materially from those set forth in any forward-looking statements. Any number of factors, many of which are beyond our control, could cause our performance to differ significantly from what is described in the forward-looking statements. These factors include, but are not limited to: global market and economic conditions, including those related to the financial markets; the impact of contagious diseases, such as the outbreak of the novel strain of coronavirus (“COVID-19”) and the escalation thereof due to variant strains of the virus and the societal, governmental, and individual responses thereto, including supply chain disruptions, loss of contracts and/or customers, erosion of some customers’ credit quality, downgrades of the Company’s credit quality, closure or temporary interruption of the Company’s or its suppliers’ manufacturing facilities, travel, shipping and logistical disruptions, domestic and international general economic conditions, such as inflation, exchange rates and interest rates, loss of human capital or personnel, and general economic calamities; risks related to the Russian Federation’s invasion of Ukraine and resulting geopolitical instability and uncertainty, which could have a negative impact on our ability to sell to, ship products to, collect payments from, and support customers in certain regions, in addition to the potential effect of supply chain disruptions that could adversely affect profitability; the risk of business disruptions associated with information technology, cyber-attacks, or catastrophic losses affecting infrastructure; negative effects of the Linxis Group SAS (“Linxis”) acquisition or other acquisitions on the Company’s business, financial condition, results of operations and financial performance (including the ability of the Company to maintain relationships with its customers, suppliers and others with whom it does business); the possibility that the anticipated benefits from the Linxis acquisition and other acquisitions cannot be realized by the Company in full or at all or may take longer to realize than expected; risks that the integrations of Linxis or other acquired businesses disrupt current operations or pose potential difficulties in employee retention or otherwise affect financial or operating results; potential adverse effects of the Batesville divestiture on the market price of the Company’s common stock or on the ability of the Company to develop and maintain relationships with its personnel and customers, suppliers and others with whom it does business or otherwise on the Company’s business, financial condition, results of operations and financial performance; risks related to diversion of management’s attention from our ongoing business operations due to the Batesville divestiture; the impact of the Batesville divestiture on the ability of the Company to retain and hire key personnel; unexpected costs, or similar risks, from the Batesville divestiture and associated transition services, including potential adverse reactions or changes to business relationships with customers, employees, or suppliers, making it more difficult to maintain business and operational relationships or to realize the intended benefits of the divestiture; increasing competition for highly skilled and talented workers as well as labor shortages; our level of international sales and operations; the impact of incurring significant amounts of indebtedness and any inability of the Company to respond to changes in its business or make future desirable acquisitions; the ability of the Company to comply with financial or other covenants in debt agreements; cyclical demand for industrial capital goods; the ability to recognize the benefits of any acquisition or disposition, including potential synergies and cost savings or the failure of the Company or any acquired company to achieve its plans and objectives generally; impairment charges to goodwill and other identifiable intangible assets; competition in the industries in which we operate, including on price; impacts of decreases in demand or changes in technological advances, laws, or regulation on the revenues that we derive from the plastics industry; our reliance upon employees, agents, and business partners to comply with laws in many countries and jurisdictions; increased costs, poor quality, or unavailability of raw materials or certain outsourced services and supply chain disruptions; the dependence of our business units on relationships with several large customers and providers; the impact to the Company’s effective tax rate of changes in the mix of earnings or tax laws and certain other tax-related matters; exposure to tax uncertainties and audits; involvement in claims, lawsuits and governmental proceedings related to operations; uncertainty in the United States political and regulatory environment or global trade policy; adverse foreign currency fluctuations; labor disruptions; and the effect of certain provisions of the Company’s governing documents and Indiana law that could decrease the trading price of the Company’s common stock. Shareholders, potential investors, and other readers are urged to consider these risks and uncertainties in evaluating forward-looking statements and are cautioned not to place undue reliance on the forward-looking statements. For a more in-depth discussion of these and other factors that could cause actual results to differ from those contained in forward-looking statements, see the discussions under the heading “Risk Factors” in Part I, Item 1A of Hillenbrand’s Form 10-K for the year ended September 30, 2022, filed with the Securities and Exchange Commission ("SEC") on November 16, 2022, and in Part II, Item 1A of Hillenbrand’s Form 10-Q for the quarter ended December 31, 2022, filed with the SEC on February 8, 2023. The forward-looking information in this release speaks only as of the date hereof, and we assume no obligation to update or revise any forward-looking information.

About Hillenbrand
Hillenbrand (NYSE: HI) is a global industrial company that provides highly-engineered, mission-critical processing equipment and solutions to customers in over 100 countries around the world. Our portfolio is composed of leading industrial brands that serve large, attractive end markets, including durable plastics, food, and recycling. Guided by our Purpose — Shape What Matters For Tomorrow™ — we pursue excellence, collaboration, and innovation to consistently shape solutions that best serve our associates, customers, communities, and other stakeholders. To learn more, visit: www.Hillenbrand.com.

Investor Relations for Hillenbrand
Sam Mynsberge, Vice President, Investor Relations
Phone: 812-931-5036
Email: investors@hillenbrand.com

Corporate Communications for Hillenbrand
Marcia Kent, Manager, External Corporate Communications
Phone: 812-560-1617
Email: marcia.kent@hillenbrand.com